EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2012 , with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of TASER International, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TASER International, Inc. on Forms S-8 (File No. 333-89434, effective May 31, 2002; File No. 333-125455, effective June 2, 2005; and File No. 333-161183, effective August 7, 2009).

/s/ GRANT THORNTON LLP

Phoenix, AZ

March 13, 2012